                                                                    Exhibit 12.1

                       Ratio of earnings to fixed charges

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Fixed charges consist of interest expense and the interest portion of rental expense.

                                Three months      Nine Months ended
                               ended Sept. 30,        Sept. 30,              Year ended December 31,
                               ---------------    -----------------     ----------------------------------
                               2002      2001      2002      2001       2001      2000      1999      1998
                               ----      ----      ----      ----       ----      ----      ----      ----
(Loss) income before taxes
                              (41.3)   (359.4)      1.1    (416.6)    (537.3)    (48.8)     98.4     178.3
Fixed charges:
   Interest expense             3.4       4.3      11.4      16.6       24.2      17.1      17.5      16.1
   Interest portion (33%)
   of rental expense            1.5       0.9       3.3       2.7        3.6       3.4       2.5       2.5
                              -----     -----      ----     -----      -----     -----      ----      ----
(Loss) income before taxes
plus fixed charges            (36.4)   (354.2)     15.8    (397.3)    (509.5)    (28.3)    118.4     196.9
                              =====    ======      ====    ======     ======     =====     =====     =====
Fixed charges:
   Interest expense             3.4       4.3      11.4      16.6       24.2      17.1      17.5      16.1
   Interest portion (33%)
   of rental expense            1.5       0.9       3.3       2.7        3.6       3.4       2.5       2.5
                              -----     -----      ----     -----      -----     -----      ----      ----
                                4.9       5.2      14.7      19.3       27.8      20.5      20.0      18.6
                              =====    ======      ====    ======     ======     =====     =====     =====

Ratio of earnings to fixed
charges                          (a)       (b)      1.1        (c)        (d)       (e)      5.9      10.6

      (a) The ratio coverage is less than 1:1. Converium would need to generate additional earnings of $41.3 million to achieve a coverage ratio of 1:1.
      (b) The ratio coverage is less than 1:1. Converium would need to generate additional earnings of $359.4 million to achieve a coverage ratio of 1:1.
      (c) The ratio coverage is less than 1:1. Converium would need to generate additional earnings of $416.6 million to achieve a coverage ratio of 1:1.
      (d) The ratio coverage is less than 1:1. Converium would need to generate additional earnings of $537.3 million to achieve a coverage ratio of 1:1.
      (e) The ratio coverage is less than 1:1. Converium would need to generate additional earnings of $48.8 million to achieve a coverage ratio of 1:1.